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                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Talk City, Inc.

We consent to incorporation herein by reference of our report dated April 23, 1999, except as to Note 11, which is as of July 12, 1999, relating to the balance sheets of Talk City, Inc. (the Company) as of December 31, 1997 and 1998 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the period from March 29, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, which report appears in the Company's Form S-1 (333-77455) and amendments thereto, including the Prospectus dated July 19, 1999.

/s/ KPMG LLP


Mountain View, California
January 3, 2000